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                                                                    EXHIBIT 99.2

INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors of
         Bay View Acceptance Corporation

We have examined management's assertion that Bay View Acceptance Corporation (the "Company") has complied as of and for the year ended December 31, 2003, with its established minimum servicing standards described in the accompanying Management's Assertion dated March 12, 2004. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with its minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with its minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2003, is fairly stated, in all material respects based on the criteria set forth in Appendix I.

/s/ Deloitte & Touche LLP

San Francisco, California
March 12, 2004
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MANAGEMENT'S ASSERTION

March 12, 2004

As of and for the year ended December 31, 2003, Bay View Acceptance Corporation (the "Company") has complied, in all material respects, with the Company's established minimum servicing standards for automobile loans as set forth in Appendix I (the "Minimum Servicing Standards"). The Minimum Servicing Standards are based on the Mortgage Banker's Association of America's Uniform Single Attestation Program for Mortgage Bankers, modified to address the unique characteristics of servicing automobile loans.

As of and for this same period, the Company was covered by a fidelity bond in the amount of $15,000,000 per loss/$30,000,000 in the aggregate.

/s/ Charles G. Cooper                           /s/ John Okubo
------------------------------------            ---------------------------------------
Charles G. Cooper                               John Okubo
Executive Vice President                        Executive Vice President
                                                Chief Financial Officer

/s/ Michael Flashner                            /s/ Lisa Staab
------------------------------------            ---------------------------------------
Michael Flashner                                Lisa Staab
Senior Vice President                           Vice President
Director of Loan Servicing                      Controller

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APPENDIX I

BAY VIEW ACCEPTANCE CORPORATION'S MINIMUM SERVICING STANDARDS FOR SERVICING AUTOMOBILE LOANS

I.       CUSTODIAL BANK ACCOUNTS

1. Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

         -        be mathematically accurate;

         - be prepared within forty-five (45) calendar days after the cutoff date;

         - be reviewed and approved by someone other than the person who prepared the reconciliation; and

         - document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

2. Funds of Bay View Acceptance Corporation (the "Company" or "Servicer") shall be advanced in cases where there is an overdraft in an investor's or a borrower's account.

3. Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

II.      PAYMENTS

1. Payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two business days of receipt.

2. Payments made in accordance with the borrower's auto contracts shall be posted to the applicable borrower's records within two business days of receipt.

3. Payments shall be allocated to principal and interest in accordance with the borrower's auto contracts.

4. Payments identified as payoffs shall be allocated in accordance with the borrower's auto contracts.

III.     DISBURSEMENTS

1. Disbursements made via wire transfer on behalf of an investor shall be made only by authorized personnel.

2. Disbursements made on behalf of an investor shall be posted within two business days to the investor's records maintained by the Company.
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3.       Amounts remitted to investors per the Servicer's investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

IV.      INVESTOR ACCOUNTING AND REPORTING

1. The Company's investor reports shall agree with, or reconcile to, investors' records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the Company.

V.       BORROWER AUTO CONTRACT ACCOUNTING

1. The Company's borrower auto contract records shall agree with, or reconcile to, the records of the borrower's records with respect to the unpaid principal balance on a monthly basis.

VI.      DELINQUENCIES

1. Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent contracts including, for example, phone calls, letters and payment rescheduling plans in cases where the delinquency is deemed temporary (e.g., illness or unemployment).

VII.     INSURANCE POLICIES

1. A fidelity bond shall be in effect on the Company throughout the reporting period in the amount of coverage represented to investors in management's assertion.